                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
                                AMENDMENT NO. 4

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        COMMISSION FILE NO.  333-100046

                          Link2 Technologies, Inc.
             (Exact name of Registrant as specified in its charter)

NEVADA                                            52-2360156
--------------------------------                  ------------
(State or other jurisdiction of                   (I.R.S. Employer
incorporation or organization)                    Identification Number)


                           3235 W. 4th Ave., Suite 101
                           --------------------------
                     Vancouver, British Columbia  V6K 1R8
                     ---------------------------------------
                              Phone:  604-736-4989
                              --------------------
(Address and telephone number of principal executive offices and principal place of business)

    Val-U-Corp Services, Inc., 1802 N. Carson  Street,  Suite  212,
    ---------------------------------------------------------------------------
                    Carson  City,  Nevada  89701 (775) 887-8853
                    -------------------------------------------
            (Name, Address and telephone number of agent for service)


Approximate date of commencement of proposed      As soon as practicable  after
sale to the public:                               the  effective  date  of  this
                                                  Registration  Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration  statement  for  the  same  offering.     |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for  the  same  offering.          |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for  the  same  offering.          |__|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check
the  following  box.               |__|

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
TITLE OF EACH                     PROPOSED      PROPOSED
CLASS OF                          MAXIMUM       MAXIMUM
SECURITIES                        OFFERING      AGGREGATE          AMOUNT OF
TO BE           AMOUNT TO BE      PRICE PER     OFFERING           REGISTRATION
REGISTERED      REGISTERED        SHARE         PRICE (1)          FEE (1)
--------------------------------------------------------------------------------

Common Stock    9,077,500 shares   $0.10        $907,750           $83.51

--------------------------------------------------------------------------------
(1)  This  price  was  arbitrarily  determined  by  Link2 Technologies, Inc.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE
SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

                          COPIES OF COMMUNICATIONS TO:
                              Michael A. Cane, Esq.
                         2300 W. Sahara Blvd., Suite 500
                               Las Vegas, NV 89102
                                 (702) 312-6255
                               Fax: (702) 944-7100

                 SUBJECT TO COMPLETION, Dated February 24, 2003



                                   PROSPECTUS


                            LINK2 TECHNOLOGIES, INC.
                                9,077,500 SHARES
                                  COMMON STOCK
                                ----------------

The selling shareholders named in this prospectus are offering all of our shares of common stock offered through this prospectus. This offering will proceed for a period of twenty months. Link2 Technologies, Inc. will not receive any proceeds from this offering. We have set an offering price for these securities of $0.10 per share.


--------------------------------------------------------------------------------

                                                Proceeds to Selling Shareholders
            Offering Price    Commissions       Before Expenses and Commissions

Per Share   $0.10             Not Applicable    $0.10

Total       $907,750          Not Applicable    $907,750

--------------------------------------------------------------------------------

We will bear the expenses associated with these offering materials and those associated with the filing of the Form SB-2 registration statement with the Securities and Exchange Commission. The estimated cost of these expenses are $21,084.


Our  common  stock is presently not traded on any market or securities exchange.

                                ----------------

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on pages 5 - 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                ----------------


           The date of this prospectus is: __________________________

                                Table Of Contents

                                                                           PAGE

Summary                                                                       3
Risk Factors                                                                  5
-  If we do not obtain additional financing, our business will fail           5
-  Our short operating history and lack of a finalized product makes our business difficult to evaluate in terms of predicting our ability to become successful thereby giving substantial risk
   to any investment in Link2                                                 5
-  We depend on Carl Whiteside and Jeremy Stewart whom we may
   not be able to retain                                                      5
-  Because our president, Mr. Sawatsky owns 56.9% of our
   outstanding common stock, investors may find that corporate decisions influenced by Mr. Sawatsky are inconsistent with the
   best interests of other stockholders                                       6
-  If a market for our common stock does not develop, shareholders
   may be unable to sell their shares                                         6
-  If we are not successful in dealing with the competitive forces
   within our industry our business will fail                                 6
-  Our independent auditor's believe there is substantial doubt that we can continue as a going concern which, if true, raises substantial doubt that a purchaser of our common stock will
   receive a return on his or her investment.                                 6
Use of Proceeds                                                               7
Determination of Offering Price                                               7
Dilution                                                                      7
Selling Shareholders                                                          7
Plan of Distribution                                                         10
Legal Proceedings                                                            12
Directors, Executive Officers, Promoters and Control Persons                 12
Security Ownership of Certain Beneficial Owners and Management               13
Description of Securities                                                    14
Interest of Named Experts and Counsel                                        15
Disclosure of Commission Position of Indemnification for
 Securities Act Liabilities                                                  16
Description of Business                                                      16
Plan of Operations                                                           21
Description of Property                                                      22
Certain Relationships and Related Transactions                               22
Market for Common Equity and Related Stockholder Matters                     23

Executive Compensation                                                       25
Financial Statements                                                         26
Changes in and Disagreements with Accountants                                27
Available Information                                                        27

                                     SUMMARY

Link2 Technologies, Inc.

We provide high end 3D animation and digital effects to the music video industry. Computer graphics are becoming vital in the music video industry to create desired effects and animations. We create animations and effects for the enhancement of what are short film productions as music videos or advertising excerpts.

The long term goals of the company are to work in the Canadian music industry until Link2 has a portfolio of completed projects it can present to the US market and larger record companies. Link2 is currently working with the rock band "Search for Utopia" on its premiere video. We are working with the band building concepts and ideas that we want to portray in the video. We are utilizing live footage in conjunction with 3D animation and digital effects tocomplete the video. We are also seeking work in the advertising industry which we consider off focus to the business plan but of potential use to enhance cash flow during the early stages of our business development.

We were incorporated on August 16, 1996 under the laws of the state of Nevada. Our principal offices are located at 3235 W. 4th Ave., Suite 101, Vancouver, BC
V6K  1R8.    Our  Phone  number  is  604-736-4989.

The Offering

Securities Being Offered      Up  to  9,077,500  shares  of  our  common  stock.

Offering Price and            The  offering  price  of the common stock is $0.10
Alternative Plan of           per  share.  We  intend  to  apply  to  the
Distribution                  over-the-counter  bulletin  board  to  allow  the
                              trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders. Investors should remember, however, that a market for the stock may never develop.

Minimum Number of Shares      None.

To Be Sold in This Offering

Securities Issued
And to be Issued              21,077,500  shares  of our common stock are issued
                              and outstanding as of the date of this prospectus.
                              All of the common stock to be sold under this prospectus will be sold by existing shareholders.


Use of Proceeds               We  will not receive any proceeds from the sale of
                              the  common  stock  by  the  selling shareholders.

Summary  Financial  Information  for  the Nine Month Period Ending September 30,
2002


Balance Sheet Summary
---------------------
Cash                                             $     0
Total Assets                                     $     0
Liabilities                                      $45,444
Total Stockholders' Equity                      ($45,444)

Statement of Operations and Deficit Summary
-------------------------------------------
Revenue                                          $ 6,200
Net Loss for the Period                         ($34,066)
Net Loss Since Inception                       ($122,144)

                                  Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

If  we  do  not  obtain  additional  financing,  our  business  will  fail


As of December 31, 2002, we had no cash on hand. We project that we need to raise $900,000 in order to execute our business plan over the next 12 months. We currently do not have any arrangements for financing and we may not be able to obtain financing in which event it will be unlikely that we will be able to sustain our business operations. Obtaining additional financing would depend upon a number of factors, including the market for financing technology startups and the attractiveness of our business plan to investors. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us.


Our short operating history makes our business difficult to evaluate in terms of predicting our ability to become successful thereby giving substantial risk to any investment in Link2.

We are currently working on our first project which is a video for a rock music group. Accordingly, we have a limited operating history upon which to base an evaluation of our business and prospects. Our business and prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets. To address these risks, we must successfully implement our business plan and marketing strategies. We may not successfully implement all or any of our business strategies or successfully address the risks and uncertainties that we encounter.

We depend on Carl Whiteside and Jeremy Stewart whom we may not be able to retain.

Mr. Robert Sawatsky, our only officer and director does not have personal expertise with respect to 3D animation. Accordingly, we rely on the training and talent of Carl Whiteside and Jeremy Stewart to run and oversee the technical and operational side of our business. Mr. Whiteside works full time for Link2 spending six to eight hours per day. Mr. Stewart works part time on an as needed basis spending at the present time three to four hours every two days. Due to the competitive nature of our industry and Mr. Whiteside's and Mr. Stewart's current involvement in the industry, we may not be able to retain their services. In such event, we could not prosecute our business plan unless we can replace them. It is uncertain whether we would be able to do so. In addition, we have no key-man life insurance on Mr. Whiteside or on Mr. Stewart.

Because our president, Mr. Sawatsky, owns 56.9% of our outstanding common stock, investors may find that corporate decisions influenced by Mr. Sawatsky are inconsistent with the best interests of other stockholders.

Mr. Sawatsky is our president and director. He owns approximately 56.9% of the outstanding shares of our common stock. Accordingly, he will have a significant influence in determining the outcome of all corporate transactions or other matters. The interests of Mr. Sawatsky may differ from the interests of theother stockholders. Factors which could cause the interests of Mr. Sawatsky to
differ from the interest of other stockholders include his ability to devote the time required run a developing company.

If a market for our common stock does not develop, shareholders may be unable to sell their shares

A market for our common stock may never develop. We currently plan to apply for listing of our common stock on the over-the-counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. However, our shares may never be traded on the bulletin board or, if traded, a public market may not materialize. If our common stock is not traded on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If we are not successful in dealing with the competitive forces within our industry our business will fail.

The 3D Animation industry is competitive, depending on what services the studios offer. There is no assurance that other studios will not offer the same services that we offer. The area of business in which we wish to prosper is a niche business. It is possible however that in due time we could face strong competition from now unseen sources. This will mean, among other things, increased costs in the form of research and development, marketing, client services and support, and a reduction in any future production budgets making it more difficult for our business to succeed.

Our independent auditor's believe there is substantial doubt that we can continue as a going concern which, if true, raises substantial doubt that a purchaser of our common stock will receive a return on his or her investment.

Note 1 of our audited financial statements states in part that we have suffered recurring losses from operations which raises substantial doubt about our ability to continue as a going concern. Further, in their report, they point out that the financial statements do not include any adjustments that might result if we do not continue as a going concern. Their report also states that the recurring losses raise substantial doubt about our ability to continue as a going concern. If we are not able to continue as a going concern it is likely any holder of our common stock will lose his or her investment in that stock.

                           Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

                         DETERMINATION OF OFFERING PRICE

The $0.10 per share offering price of our common stock was arbitrarily chosen. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value. We intend to apply to the over-the-counter bulletin board for the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.


                                    DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

                              SELLING SHAREHOLDERS


The selling shareholders named in this prospectus are offering 9,077,500 shares of common stock. The following table provides as of February 24, 2003, information regarding the beneficial ownership of our common stock held by each of the selling shareholders, including:

     1.   the  number  of  shares  owned  by  each  prior  to  this  offering;
     2.   the  total  number  of  shares  that  are  to  be  offered  for  each;
     3. the total number of shares that will be owned by each upon completion of the offering; and
     4.   the  percentage  owned  by  each  following  the  offering.

All numbers in the table are adjusted for the two for one forward split of our common stock that took place since June 30, 2002.

--------------------------------------------------------------------------------
                                                Total
                                                Number
                                                Of Shares
                                                To Be       Total
                                                Offered     Shares
                                                For         To Be       Percent
                                                Selling   Owned Upon  Owned Upon
                                                Share-    Completion  Completion
Name Of Selling           Shares Owned Prior    holders    Of This     Of This
Stockholder               To This Offering      Account    Offering    Offering
--------------------------------------------------------------------------------
Malcolm Atkins                       400            400       -0-       0.0%
Raymond Attanasio                    400            400       -0-       0.0%
Dale Beaulier                        400            400       -0-       0.0%
Tim Beaulier                         400            400       -0-       0.0%
Tedd Biernstein                      400            400       -0-       0.0%
Randy Bell                           400            400       -0-       0.0%
Scott Bittinger                      400            400       -0-       0.0%
Murray Blewitt                       800            800       -0-       0.0%
Kelly Boechler                   300,000        300,000       -0-       0.0%
Julie Boechler                   200,000        200,000       -0-       0.0%
James Briant                         400            400       -0-       0.0%
Michael J. Brochete                  400            400       -0-       0.0%
Robert E. Brodie                     400            400       -0-       0.0%
Bob Brunelle                         400            400       -0-       0.0%
Ralph Busch                          400            400       -0-       0.0%
Larry Clark                          400            400       -0-       0.0%
Richard Clemas                       400            400       -0-       0.0%
Stanley Davis                        600            600       -0-       0.0%
Patrick Davis                        400            400       -0-       0.0%
Dennis Defehr                        400            400       -0-       0.0%
Brian Del Signore                  2,000          2,000       -0-       0.0%
Ernest Del Signore                 2,000          2,000       -0-       0.0%
Dian Diamond                         400            400       -0-       0.0%
Daniel Drago                         400            400       -0-       0.0%
Peter Dranchuk                       400            400       -0-       0.0%
Galen Evans                      600,000        600,000       -0-       0.0%
Raymond Fagan                        400            400       -0-       0.0%
Jenny Faifel                     400,000        400,000       -0-       0.0%
Roy Farrington                       400            400       -0-       0.0%
Hal Faverty                        2,000          2,000       -0-       0.0%
Karen Fleeman                        400            400       -0-       0.0%
Gualter Furtado                      400            400       -0-       0.0%
Peter Georgiou                       400            400       -0-       0.0%
Harry Gibson                         400            400       -0-       0.0%
Dorothy Gilbeaux                     400            400       -0-       0.0%
Sandra Gillette                      400            400       -0-       0.0%
John Gordon                        3,000          3,000       -0-       0.0%
Steven Gorkoff                       400            400       -0-       0.0%
William Graves                       400            400       -0-       0.0%
Myron Hardy                          400            400       -0-       0.0%

Darel Hartwig                        400            400       -0-       0.0%
Darrell Kirkeby                     400             400       -0-       0.0%
Dustin Kneeland                  700,000        700,000       -0-       0.0%
Tom Kofin                            400            400       -0-       0.0%
Jerry Lee                          2,000          2,000       -0-       0.0%
Steven Leslie                        400            400       -0-       0.0%
Joseph Leslie                        400            400       -0-       0.0%
William Lin                          400            400       -0-       0.0%
Dezso J. Linbrunner                3,000          3,000       -0-       0.0%
Annette Linbrunner                 2,000          2,000       -0-       0.0%
Darwin Linn                          400            400       -0-       0.0%
Steve Livingston                 600,000        600,000       -0-       0.0%
Bruno Loschiavo                    2,000          2,000       -0-       0.0%
Boris Machula                    772,800        772,800       -0-       0.0%
Walter  and Francis Majewski       3,000          3,000       -0-       0.0%
Jeffrey Maraulja                     400            400       -0-       0.0%
Mark Mastiliak                     2,000          2,000       -0-       0.0%
Webb W. McClure                      400            400       -0-       0.0%
Kevin McLaurin                     4,000          4,000       -0-       0.0%
Cameron Mixon                        400            400       -0-       0.0%
Phyllis Nelson                     2,500          2,500       -0-       0.0%
Robert N. Nelson                     400            400       -0-       0.0%
Gerald Owens                         400            400       -0-       0.0%
Johnny Patterson                     400            400       -0-       0.0%
Delores Pfau                         400            400       -0-       0.0%
Eli Ponack                           400            400       -0-       0.0%
David Postetter                      400            400       -0-       0.0%
Alan Profili                         400            400       -0-       0.0%
David G. Radford                     400            400       -0-       0.0%
Richard Radford                    4,000          4,000       -0-       0.0%
Lynne Radford                      2,000          2,000       -0-       0.0%
Warrem Reid                          400            400       -0-       0.0%
Klaus Rieder                         400            400       -0-       0.0%
Leonard Rosinski                     400            400       -0-       0.0%
Doug Rosseau                         400            400       -0-       0.0%
Viktoria Roudnitskaia            400,000        400,000       -0-       0.0%
H.R. and E. J. Schneider             400            400       -0-       0.0%
Dr. Robert Servais                   400            400       -0-       0.0%
Dale Severson                      8,000          8,000       -0-       0.0%
Shetland Holdings                700,000        700,000       -0-       0.0%
Richard Simonetti                    400            400       -0-       0.0%
Frank Smartt                         400            400       -0-       0.0%
Phillip Snow                         400            400       -0-       0.0%
Peter Solobay                        400            400       -0-       0.0%
Tim Stanford                   1,000,000      1,000,000       -0-       0.0%
Scott Sutherland                 700,000        700,000       -0-       0.0%
Hugh Thompson                      2,000          2,000       -0-       0.0%
Richard Tieman                       400            400       -0-       0.0%

James Turner                         400            400       -0-       0.0%
Don Tymrick                        2,000          2,000       -0-       0.0%
Pat Vallier                        2,000          2,000       -0-       0.0%
Georgina Wallace               1,000,000      1,000,000       -0-       0.0%
James Walker                       4,000          4,000       -0-       0.0%
Shelley Walker                       400            400       -0-       0.0%
Elizabeth Wentworth                  400            400       -0-       0.0%
Carl Whiteside (1)             1,020,000      1,020,000       -0-       0.0%
Sharleen Whiteside (2)           600,000        600,000       -0-       0.0%
Gale L. Whitford                     400            400       -0-       0.0%
Warren Willmeng                    2,000          2,000       -0-       0.0%
James Wong                           400            400       -0-       0.0%
Earl W. Zeider                       400            400       -0-       0.0%
Herbert Zane                       2,000          2,000       -0-       0.0%
Sherri Zysk                          400            400       -0-       0.0%



The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

(1)  Carl  Whiteside  is  currently  a  key  employee  of  Link2.
(2) Sharleen Whiteside is the sister of Carl Whiteside. However, neither Sharleen Whiteside nor Carl Whiteside has voting rights or disposition rights with respect to the shares of the other. In addition, they do not live under the same roof. Accordingly, they are not considered the beneficial owner of the shares held by the other. In the aggregate they own a total of 7.7% of the total issued and outstanding common shares of Link2. Separately each owns less that 5% of the issued and outstanding common shares of Link2. Therefore, neither of them has been included in the section of the prospectus entitled Security Ownership of Certain Beneficial Owners and Management in which is listed all holders of 5% or more of the issued and outstanding common shares of Link2.

None  of  the  other  selling  shareholders  or  their  beneficial  owners:

     - have had a material relationship with the company other than as a shareholder at any time within the past three years; or
     - have ever been an officer or directors of the company or any of its predecessors or affiliates within the past three years.


                              PLAN OF DISTRIBUTION

This prospectus is part of a registration statement that enables the selling shareholders to sell their shares on a continuous or delayed basis for a period of twenty months. We have advised the selling shareholders that they shall only be permitted to sell their shares in jurisdictions where it is lawful to sell such securities. Thus, the selling shareholders will be permitted to sell their shares in foreign countries if they comply with all rules and regulations of that particular jurisdiction. Additionally, the selling shareholders shall be permitted to sell their shares in the United States only upon this registration statement becoming effective. Furthermore, the selling shareholders' selling efforts shall be limited to unsolicited brokerage transactions that comply with the provisions of Regulation M.

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

     1. On such public markets or exchanges as the common stock may from time to time be trading;
     2.   In  privately  negotiated  transactions;
     3.   In  short  sales;  or
     4.   In  any  combination  of  these  methods  of  distribution.

The sales price to the public is fixed at $0.10 per share until such time as the shares of our common stock become traded on the Over-The-Counter Bulletin Board or another exchange. Although we intend to apply for trading of our common stock on the Over-The-Counter Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the Over-The-Counter Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

     1.   The  market  price of our common stock prevailing at the time of sale;
     2.   A  price  related to such prevailing market price of our common stock;
          or
     3. Such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above.

The selling shareholders whose shares are being registered under this prospectus and registration statement may choose not to sell their shares.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1. Not engage in any stabilization activities in connection with our common stock;

2. Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.


                                LEGAL PROCEEDINGS

We  are  not  currently  a  party  to  any  legal  proceedings.

Our agent for service of process in Nevada is Val-U-Corp Services, Inc., 1802 N. Carson Street, Suite 212, Carson City, Nevada 89701.


          Directors, Executive Officers, Promoters And Control Persons

Officers  and  Directors


The following is information regarding our sole executive officer and director and his age as of February 24, 2003:


Name of Director          Age
----------------          -----
Robert Sawatsky           36           President, CEO, Secretary,
                                       Treasurer and Director

Robert Sawatsky
---------------


Mr. Sawatsky holds a degree in Economics from the University of Saskatchewan. He is presently a venture capitalist with North Rim Capital, a position he has held for the past 7 years. Mr. Sawatsky is also the owner and president of North Rim Capital. North Rim Capital is in the business of raising money for private companies. Prior to that he spent 3 years as an investment advisor and investment banker with Yorkton Securities in Vancouver, BC where he provided financing for four oil and gas firms. He did much of the original investment banking work for North American Resort & Golf, Inc. which is now Most Home Corp., a public entity. Until January 2000, North American Resort & Golf, Inc. was in the business of developing golf courses in the state of California. When funding failed for two courses on which it was working, North American Resort & Golf, Inc. changed its focus to an Internet real estate sales related business which it continues in today. Until 1999, Mr. Sawatsky was the president, a director and the controlling shareholder of North American Resort & Golf, Inc. During the fiscal year ended December 31, 2001, Link2 paid Mr. Sawatsky $1,600 for services rendered to the Link2.


Term of Office

Our directors are appointed for one-year terms to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

The following persons are not executive officers but are expected to make a significant contribution to our business.


Carl Whiteside
--------------


Mr. Whiteside joined Link2 in May, 2002. From June of 1998 to March of 2002, he was employed fulltime at Mainframe Entertainment, a 3D animation company, where he worked as a 3D modeler. Prior to joining Mainframe Entertainment, Mr. Whiteside attended and graduated from the prestigious Vancouver Film School where he was awarded a diploma in visual effects and 3D animation. Mr. Whiteside works full time for Link2 but continues to consult for and work on projects for Mainframe Entertainment. He is responsible for day-to-day management of Link-2's productions. Mr. Whiteside owns 1,020,000 shares of common stock of Link2 which he purchased on April 20, 1997. Mr. Whiteside is 24 years old. There is no affiliation between Link2 and North American Resort & Golf, Inc.


Jeremy Stewart
--------------

Mr. Stewart graduated from the Vancouver Film Schools' 3d animation and visual effects program in 1998. During 1999 and 2000 he worked for Sextant Entertainment Group and had a major role in the completion of two animated TV shows, the Mr. Hell Show and Don't Eat The Neighbors. The Mr. Hell Show which aired on the BBC and the Canadian Comedy Channel was given a Leo Award for Best new comedy show. During 2001, Mr. Stewart worked as a 3D artist for Mainframe Entertainment, Prospero Entertainment, and Bardell Animation. While Employed by Bardell, Jeremy was responsible for animating scenes for a Disney/Bardell co-production of the "Book of Pooh", a CD-ROM computer game featuring the characters from Disney's "Whinney the Pooh".

During 2002 and at the present time, Mr. Stewart works for Newline Cinema. At Newline, during the preproduction phase of creating the feature film Jason Vs. Freddy, Mr. Stewart was responsible for the majority of the 3D pre-visualisation work needed to plan complex computer generated and practical visual effects. Freddy Vs. Jason is scheduled to be released in 2003. Mr. Stewart continues to work on various TV and film projects and is working for Link2 on an as needed part time basis until more work is available.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information concerning the number of shares of our common stock owned beneficially as of February 24, 2003 by: (i) each person (including any group) known to us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors, and (iii) officers and directors as a group. The shareholder listed possesses sole voting and investment power with respect to the shares shown.

--------------------------------------------------------------------------------
                Name and address             Number of Shares   Percentage of
Title of class  of beneficial owner          of Common Stock    Common Stock (1)
--------------------------------------------------------------------------------
Common Stock    Robert Sawatsky              12,000,000 shares        56.9%
                Director and President
                3235 W. 4th Ave., Suite 101
                Vancouver, BC Canada V6K 1R8

Common Stock    All Officers and Directors   12,000,000 shares        56.9%
                as a Group (one person)
--------------------------------------------------------------------------------
(1) The percent of class is based on 21,077,500 shares of common stock issued and outstanding as of September 20, 2002.


The person named above has full voting and investment power with respect to the shares indicated. Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.


                            DESCRIPTION OF SECURITIES
General


Our authorized capital stock consists of 50,000,000 shares of common stock, with a par value of $0.001 per share. As of February 24, 2003, there were 21,077,500 shares of our common stock issued and outstanding that are held by 104 stockholders of record. The number of shares issued and outstanding are up 10,538,750 since June 30, 2002, due to a forward split on a two for one basis since that date.


Common  Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Holders of our common stock will possess all voting power unless the law, or a resolution is adopted by our board, provides otherwise with regard to preferred stock. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy. Holders of our common stock representing a majority of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available for that purpose. In the event of a liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.
In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest exceeding $50,000, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Cane O'Neill Taylor, LLC, our independent legal counsel, has provided an opinion on the validity of our common stock.

Spicer, Jeffries and Company, independent public accountants, have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Spicer, Jeffries and Company has presented their report with respect to our audited financial statements. The report of Spicer, Jeffries and Company is included in reliance upon their authority as experts in accounting and auditing.

              DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

                             DESCRIPTION OF BUSINESS

History

We were incorporated in the state of Nevada on August 16, 1996 under the name Great Energy Corporation International. At the time of inception we thought we had an opportunity to produce and market a fruit health bar. Monies were raised for the purpose of developing this opportunity, however, it never materialized to the point where production of product actually commenced.

In April, 2001, we determined to take steps to develop the current business operations of Link2. In preparation for this, the name of Link2 was changed from Great Energy Corporation International to Link2 Technologies, Inc. However, plans progressed slowly and it was not until May of 2002 that we engaged the services of Carl Whiteside to develop the business operations of Link2. We commenced our first project under our current business format in August, 2002. Link2 has a specific business plan and is actively pursuing the development of that plan. We are excited about the talents and abilities of our animators and believe we can create a niche for Link2 in the animation industry.

Operations


Our business plan is to provide 3D animation and digital effects to the music video industry. We have full capability without further development of providing this product and entered into our first engagement on August 21, 2002. Pursuant to that engagement we are currently producing a music video based on performances of the rock group Search for Utopia. Production of the video includes modeling, animation and visual effects as well as some live action footage. When the production is complete and ready for broadcast we hope to utilize airplay of the video as well as distribution of the video to various prospective clients and artists as a marketing tool. This project was expected to take four months to complete but is taking longer than expected. Payment for this contract has been partially received. We have no other income producing agreements at this time.


Under our contract with Search for Utopia, we are obligated to work on a video segment featuring one or more of the band's songs. We are to work on the segment for four months, which was to conclude on December 20, 2002, or until the segment was completed, whichever occurred first. It now appears we will finish the project on or about February 28, 2003. Even though time for completion of the video has been extended, we have not revised our written agreement with Utopia.
The payment in the amount of $2,500that was to be paid to us under the contract with Utopia on November 1, 2002, was rescheduled because at the time we were behind in our time table for the completion of the video. $1,200 of that payment was paid on December 19, 2002. We will stand the costs of production which is basically our employee time. To date, we have paid our employee Mr. Whiteside $4,500 for his work on the Utopia video project. We have also contracted to pay a camerawoman $1,400 for shooting the live video footage. Other incidental expenses such as digital video film have totaled less than $100. We will receive total payment under the contract of $10,000 of which we have already been paid $6,200. We expect full payment under our agreement with Utopia to be made when the video is completed on or about February 28, 2003.


We are marketing our services and hope to have additional engagements in the near future. We have demonstration reels or "demo reels" which showcase the animation Link2 can do and we are currently developing new ones that may be more appropriate to our business model. We are attempting to contact additional musical talent so that we can create a library of demonstration videos or "demo reels" and create a reputation for Link2.

Principal Products and Services

We aspire to become a full service provider of 3D animation and digital effects for the music video industry. We are, however, not averse to completing contracts for the advertising industry in order to provide a source of interim cash flow. We conceptualize ideas for clients and provide a budget break down for each project. We provide character designs, pre-visualization of ideas, digital and traditional storyboarding and digital effects design. We carry out 3D animation and digital effects, 2d compositing, 2D and 3D digital matte paintings, title design and text. For example, a potential client may want to provide us with pictures and images for incorporation into a video segment. These pictures and images could be 2D or two dimensional such as the printed name and/or logo of the band or advertiser, any written text, and other two dimensional images such as cartoon images. On the other hand, the pictures and images could be 3D or three dimensional such as traditional still photographs or moving or action images such as recorded video segments.

A potential client may not have the desired pictures and images but engage us to provide them. We would then generate the desired images through the use of the computer, drawing on data bases available through software or through the Internet. Matte paintings are computer generated backgrounds such as landscapes that the band or the product will appear in front of.

After the 2D, 3D and action components are available, we will use a process known as compositing to bring all of the components into a live action sequence. To give the impression that the various elements fit together, compositing software is used to track the camera movement of any action components and create shadows and lighting effects to give the illusion that the elements blend together seamlessly. Through the use of software, we can even give action to otherwise still images in order to create a seamless live action sequence. 2D images are often given motion in the form of moving logos and scrolling credits. The Link2 team can create imagery that is conceived by other individuals or organizations as a component of their overall concept and make it a flowing piece of work often integrated with reality. This is what is expected of animators in the industry and it is what we can provide.

Our business focus is to establish Link2 as an animator in the pop and rock video industry. A key factor in achieving this goal, however, is keeping Link2 financed in the early going. This may mean doing animation work initially that is not connected to pop and rock videos. Our animators have worked for companies that have done animation work for the advertising industry and they are capable of performing this work. At the present time we are contacting advertising agencies for potential work but have not secured any advertising work to date. At such time as we have sufficient animation work in the pop and rock video industry, we will no longer seek work in the advertising industry.

The product we provide for the pop and rock music industry is high end digital animation for video segments. This is the same product we will seek to provide for the advertising industry with the differences being the subject matter content of the video segments. Also, advertising video segments will be short when  compared  to  pop  and  rock  music  video  segments.

Link2 can be a large part or a small part of the video production process depending upon the needs of a particular client. Decisions are made about what is feasible based on the budget and time-lines of each production. The parties decide on all visual elements and then compositions are locked down and a storyboard of the video is created. The 3D artists then get more involved deciding where and when computer graphics will be used, or in some cases how the entire video will be done in computer graphics. This includes breaking up all the shots into separate categories, models, animation and effects. The models include what computer graphics characters may be needed, what virtual sets may be needed as well as any "props" that may be needed for the production. Timelines are worked out to decide on time needed to model, texture (add color and details to the models) and envelope all the necessary elements. Other breakdowns will be done of all the visual effects necessary including effects like fire, rain or snow that will be added digitally. A breakdown will also be done of all the live-action shots that are needed, locations where they will be shot and any further production. e.g. costumes and lighting.

After all the storyboards and breakdowns are done, production begins with modeling and texturing of the characters and sets, animation setups as well as beginning the filming of the live-action shots. Upon completion of the modeling process animators animate the models, referencing the storyboards and the live-action film. During this process there are constant revisions changing animations, colors, concepts and any other changes necessary to achieve the a common desired goal. When all parties are content with the animation and live-action elements, visual effects are added to the video. The effects are animated and rendered and then layered over the film whether it be a live-action shot or a computer graphics shot, or a combination of both. With all the shots complete the entire video is rendered out shot by shot inside the editing software and the final product appears through trial and error. At this point the visuals will be mastered with the sound to complete the production.

Industry Background and Status

A growing number of music videos utilize computer graphics animation within their two to five minute runs enhancing the imagery presented. Videos can be completed entirely in computer graphics. Completely animated backdrops are used to create any kind of experience desired.

In the opinion of management, 3D animation has created an impact in the movie, television, hardcopy and gaming industries. Other areas, such as music videos, architecture, corporate print and even internet companies are increasingly using computer graphics. We believe computer-generated images are sometimes not easily distinguished from reality.

Marketing

Our main marketing tool will be our product which is completed works in the advertising realm and/or entertainment/music video realm. As noted earlier, we are in the process of completing our first music video that will become our primary marketing tool going forward. Forms of marketing such as print or TV are expensive and untargeted. We believe the best marketing strategy for a niche talent such as outs is to approach organizations directly that may require the skills housed in the Link2 team. Sawatsky has been involved in sales in various business enterprises and industries. The following subsections will detail Link2's plans for finding music video contacts and contracts.

1. Our Video. Our first animated video will act as a demo-reel for Link2. This is a visual resume, displaying the abilities of the Link-2 team. Our first demo-reel is our video for Search For Utopia.

2. Influential individuals. The Link2 team is targeting record company executives who are involved in video production. However, we received no response to our first mailing to these persons.

3.   Print  ads.  We  eventually  plan  to establish a series of ads in industry music publications such as Georgia Strait, Vibe, and other more localized publications in markets such as Los Angeles, Seattle and Vancouver. No such advertising deals have been signed to date. The target here would of course be rock and pop bands themselves.

4. Web Site. Still under construction the Link2 web site will provide information about Link2. The web site will detail our services, our videos, profiles on our artists and contact information. We will attempt to direct potential clients to the site by word of mouth and by media where Link2 may appear.

Expense associated with the marketing of our product under items 1, 2, and 4 above is basically payment for employee time which consists of salaries. At the present time, our employees are engaged in one on one contact marketing and making available our demo reels to persons who may help us find additional work for Link2.

If we are successful in raising working capital through the sale of stock as discussed in our Plan of Operations, we plan on spending a portion of that working capital on a print ad campaign promoting our product. Our initial print ad will be a five inch by five inch ad in The Georgia Strait, an entertainment magazine local to Vancouver, B.C. The cost of running the ad for one month will be $2,400. The decision to run additional ads will depend upon funds available and the success of the initial ads.

Competition (Music Video production)

Perhaps our main competitor in the field of music video production in Canada is Topix/Mad Dog Computer Graphics. It is an established 3d animation and digital effects company based out of Toronto, Canada. It has extensive experience in music video production. We believe we can attract clients away from an organization like Topix/Mad Dog Computer Graphics with our lower overhead and talented animators. Here are some of the larger animation studios that have done work in the music video industry. These companies employ anywhere from 30 to 700 people each. They are all involved in a variety of animated productions.

-     Topix/Mad Dog

-     Core Digital Pictures

-     Lost-Boys Studios

-     Metro-Light Studios

-     Rainmaker Entertainment

-     Animal Logic

-     The Mill

-     Duck Soup Studios

-     Cinesite

-     Digital Domain


Each of the animation studios named above can produce the same products that we can produce. They are well known and can be easily contacted by any potential client that we may solicit. In that sense, we compete with each of them. We believe by seeking out clients in our general geographic area which is the greater Vancouver, British Columbia, Canada area, we will have a competitive advantage with those potential clients over studios located in major media centers large distances away which is the case with these studios . We can also compete  favorably  with  these  studios  on  the  price  of  our  products.


Technology

The Link-2 team uses various technologies with respect to the software and hardware aspects of animation. The following is a list of software packages that the Link2 artists will use and have used to create animation.


3D Animation and Effects software- SOFTIMAGE|XSI

The main software package that Link2's artists will be using is Softimage's 3D package SOFTIMAGE|XSI. SOFTIMAGE|XSI integrates the Internet directly into the media being produced. The Net View feature allows the artist to open an HTML browser directly within a viewport in SOFTIMAGE|XSI. The artist can then use the browser to do online research for visual references and other information, all from within SOFTIMAGE|XSI. In addition to an enhanced ability to create more work in a given amount of time, our artists have more time to spend refining their work, as less time is spent on basic construction. Softimage has a very strong customer support network as well.

2D Photo and Texturing software- Adobe Photoshop

Adobe Photoshop gives the Link-2 team tools for use when manipulating video stills and images from the production as well as giving them a tool for applications of textures and colors to the 3d models and effects. Photoshop is known for its ability to achieve high quality effects for output to film, Internet and other media. Our artists are familiar with Photoshop and related software  and  have  used  Photoshop  at  other  companies.

2D-3D Compositing and Film Editing software- Adobe After Effects

Adobe After Effects is motion graphics and visual effects software. After Effects gives the Link-2 team the ability to produce motion graphics, visual effects and compositing for film, video, multimedia and the Internet. The artist can control the 3D environment and the 2D television or film environment while compositing and editing the final footage. After Effects is integrated with Adobe Photoshop giving the user the ability to go back and forth between software packages during production.

Plan of Operations


Link2 is presently producing its first music video. Our employee Carl Whiteside is working almost full time on this project. We expect this project to be completed in about February of 2003. Over the next 12 months we hope to obtain engagements to produce other music videos. We believe the results of our first video will establish our credibility within the industry.


At the present time we have no cash resources. Through December 31, 2002, we have obtained revenues from operations of $6,200, all of which has been paid to us by Utopia in connection with our engagement to produce a video for them. We are using computer equipment to do our animation work that is on loan to Link2. Our most significant current expense is a $2,000 monthly salary being paid to Carl Whiteside. Our cash needs are being met by borrowings from our president, Robert Sawatsky. All loans from Mr. Sawatsky are non-interest bearing with no specific terms of repayment. It is expected that these loans will be repaid when further debt or equity financing or revenues from operations allows the possibility of repayment.


It is our goal to raise $900,000 over the next 12 months. This money would be used primarily to purchase equipment, pay salaries, and to do marketing. We plan to raise this money through private placements of equity capital. If we can raise the operating capital, over the next 12 months we will obtain engagements to produce as many music videos as possible and employ personnel as necessary to produce those videos.

The equipment we will purchase during the next 12 months depends upon the amount of animation work we secure and the money available for business expansion. Our goal for the next 12 months is to have sufficient work to require the employ of three to five full time animators. This will require the acquisition of the following equipment:

               Equipment                                            Cost
               ---------                                            ----

3 to 5 NT workstation desktop PC's (with Softimage XSI)          $11,750 each
1 to 2 Adobe Photoshop licenses                                  $   866 each
1 to 2 Adobe After FX licenses                                   $   866 each
3 to 5 Softimage XSI licenses                              (price included with
                                                            workstations)
1 photocopier                                                    $   399


At the present time, our three employees, Mr. Sawatsky, Mr. Whiteside and Mr. Stewart, each own their own computer systems. These employees have each loaned their individual computer systems to Link2 for use by Link2 free of charge. Any work performed for Link2 at the present time by any employee is performed on that employees computer system. There are no formal or written arrangements for the use of this equipment and no compensation is paid or will be paid to the employees for the use of their equipment. As funds are available, Link2 will purchase equipment as discussed above for use by its employees. To date, Link2 has not purchased or licensed the software described in this prospectus. All software described is being made available to Link2 through the use of the computers owned by Mr. Whiteside and Mr. Stewart. The duration of these software licenses is perpetual.

Research and Development

Over the last two years, Link2 has not spent any funds on research and development.


Employees

We currently have 1 full time and 2 part time employees including the president of the company.

Subsidiaries

We  do  not  have  any  subsidiaries.


                             DESCRIPTION OF PROPERTY

We do not lease or own any real property. We maintain our corporate office at 3235 W. 4th Ave., Vancouver, B.C. This office space is an office sharing arrangement being provided as an accommodation to us by our president Mr. Sawatsky where we can receive mail and perform other minimal corporate functions. Our current production work is taking place at the private office of Mr. Carl Whiteside an employee of Link2. Mr. Whiteside does not charge Link2 for the use of his private office. As our business operations expand it will be necessary for us to seek appropriate individual office space. Management believes suitable office space will be available when it is needed.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, other than noted in this section:

-    Any  of  our  directors  or  officers;
-    Any  person  proposed  as  a  nominee  for  election  as  a  director;
- Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
-    Any  of  our  promoters;
- Any relative or spouse of any of the foregoing persons who has the same house as such person.


Our president, Mr. Sawatsky, has loaned Link2 $24,365. The loan is non- interest bearing with no specific terms of repayment. All loans from Mr. Sawatsky are non-interest bearing with no specific terms of repayment. It is expected that these loans will be repaid when further debt or equity financing or revenues from operations allows the possibility of repayment.



            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS


No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we may not be successful in obtaining status on a public exchange, or if we are successful, a public market for our stock may not materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system.

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

If our stock becomes categorized as a penny stock, these disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock. This could result in stockholders having a difficult time in selling those securities.

Holders of Our Common Stock

As of the date of this registration statement, we had 104 registered shareholders.

Rule 144 Shares

A total of 12,000,000 shares of our common stock is currently available for resale to the public, in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933.

Under Rule 144, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1. One percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 210,775 shares as of the date of this prospectus; or

2. The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 also must comply with a manner of sale provisions and notice requirements in addition to the requirement that there be an availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are our affiliates hold all 12,000,000 of the total shares that may be sold under Rule 144.


Stock Option Grants

To  date,  we  have  not  granted  any  stock  options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934; and (ii) enable our common stock to be traded on the over-the-counter bulletin board. We plan to file a Form 8-A registration statement with the Commission prior to the effectiveness of the Form SB-2 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the Commission under the 1934 Act concurrently with the effectiveness of the Form SB-2 registration statement. We must be a reporting company under the 1934 Act in order that our common stock is eligible for trading on the over-the-counter bulletin board. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on the over-the-counter bulletin board.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In the near future, it may be necessary for us to raise additional capital in order for us to continue with our business plan,. We believe that obtaining reporting company status under the 1934 Act and trading on the OTCBB should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

     1. We would not be able to pay our debts as they become due in the usual course of business; or

     2. Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

                             EXECUTIVE COMPENSATION


The following table sets forth certain information as to our officer and Director.

                             Annual Compensation Table

                        Annual Compensation        Long Term Compensation
                    -------------------------      -----------------------
                                           Other                            All
                                           Annual                          Other
                                           Com-                             Com-
                                           pen-   Restricted                pen-
                  Fiscal                   sa-    Stock   Options/  LTIP    sa-
Name    Title     Year      Salary   Bonus tion   Awarded SARs(#) payouts($)tion
----    -----     --------- -------- ----- ------ ------- ------- --------- ----
Robert   Pres.
Sawatsky Sec.     2000       $    0    0     0       0       0       0       0
         Treas.   2001       $1,600    0     0       0       0       0       0
         and      2002       $    0    0     0       0       0       0       0
         Dir.


Link 2 has agreed to pay its president, Mr. Sawatsky an annual salary of $36,000. However, Mr. Sawatsky does not intend to receive the salary until such time as Link2 has the capital resources to pay the salary. The salary is not being accrued. Accordingly, no back salary will ever be owed or paid to Mr. Sawatsky and will not be accounted for.



Stock Option Grants


We did not grant any stock options to the executive officers during our most recent financial reporting period ending December 31, 2002. We have also not granted any stock options to the executive officers since our inception date of August 16, 1996.

                              Financial Statements

Index to Financial Statements:

1.   Independent  Auditors'  Report;


2. Financial  Statements  for  the  fiscal years ending
     December  31,  2001  and  2002,  including:


     a.   Balance  Sheets;

     b.   Statements  of  Operations;

     c.   Statements  of  Changes  in  Shareholders'  Deficit;

     d.   Statements  of  Cash  Flows;

     e.   Notes  to  Financial  Statements.

     FINANCIAL STATEMENTS


     LINK2 TECHNOLOGIES, INC.

     (A COMPANY IN THE DEVELOPMENT STAGE)

     VANCOUVER, BRITISH COLUMBIA, CANADA

     DECEMBER 31, 2002 AND 2001











     1.  INDEPENDENT AUDITORS' REPORT

     2.  BALANCE SHEETS

     3.  STATEMENTS OF OPERATIONS

     4.  STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT

     5.  STATEMENTS OF CASH FLOWS

     6.  NOTES TO FINANCIAL STATEMENTS

                          INDEPENDENT AUDITORS' REPORT






To the Shareholders of Link2 Technologies, Inc.
(A Company in the Development Stage)

We have audited the balance sheets of Link2 Technologies, Inc. (A Company in the Development Stage) as of December 31, 2002 and 2001 and the related statements of operations, stockholders' deficit and cash flows for the years then ended and the cumulative amounts for the period from inception (August 16, 1996) to December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Link2 Technologies, Inc. (A Company in the Development Stage) as of December 31, 2002 and 2001, and the results of its operations and its cash flows for the years then ended and the cumulative amounts for the period from inception (August 16, 1996) to December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered losses from operations and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                        /s/ SPICER, JEFFRIES & CO.


Denver, Colorado
February 10, 2003

Link2 Technologies, Inc.
(A Company in the Development Stage)
BALANCE SHEETS
(EXPRESSED IN U.S. DOLLARS)


December 31, 2002, and 2001





                                                      2002       2001
-----------------------------------------------------------------------

ASSETS                                             $       -         -

=======================================================================


LIABILITIES

Current
  Accounts payable and accrued expenses            $   6,079     2,000
  Due to shareholder [Note 3]                         24,365     9,378
-----------------------------------------------------------------------

  Total current liabilities                           30,444    11,378

Promissory notes[Note 4]                              15,000         -
-----------------------------------------------------------------------

  Total liabilities                                   45,444    11,378

STOCKHOLDERS' DEFICIT

Common capital stock; with a par value of $0.001;
  authorized:  50,000,000 shares; issued and
  outstanding:  21,077,500                            21,077    21,077
Discount on common stock                             (11,900)  (11,900)
Additional paid-in capital                            67,523    67,523
Accumulated deficit during the development stage    (122,144)  (88,078)
-----------------------------------------------------------------------

  Total stockholders' deficit                        (45,444)  (11,378)
-----------------------------------------------------------------------

                                                   $       -         -
=======================================================================




The accompanying notes are an integral part of these statements.

Link2 Technologies, Inc.
(A Company in the Development Stage)
STATEMENTS OF OPERATIONS
(EXPRESSED IN U.S. DOLLARS)


Years ended December 31, 2002 and 2001 and the period from Inception (August 16, 1996) to December 31, 2002




                                                         August 16, 1996
                                                       (date of inception)
                                                         to December 31,
                                   2002          2001          2002
--------------------------------------------------------------------------

REVENUE

Production fees              $     6,200               -        6,200

EXPENSES

Accounting and legal              24,917           2,860       34,064
Consulting [Note 6]               11,644           2,882       65,047
Office and general                 1,715             207       14,909
Telephone                          1,000               -        6,206
Travel                               716               -        1,453
Filing fees                          274             215          489
Rent                                   -               -        2,974
Advertising                            -               -        3,202
--------------------------------------------------------------------------

                                  40,266           6,164      128,344
--------------------------------------------------------------------------

NET LOSS                     $   (34,066)         (6,164)    (122,144)
==========================================================================

BASIC AND DILUTED LOSS
 PER COMMON SHARE            $    (0.002)         (0.000)
==========================================================================

WEIGHTED AVERAGE SHARES
OF COMMON STOCK OUTSTANDING   21,077,500      21,077,500
==========================================================================




The accompanying notes are an integral part of these statements.

Link2 Technologies, Inc.
(A Company in the Development Stage)
STATEMENTS OF STOCKHOLDERS' DEFICIT
(EXPRESSED IN U.S. DOLLARS)


Years ended December 31, 2002 and 2001 and the period from Inception (August 16, 1996) to December 31, 2002



                                                                       Deficit
                                                Discount             Accumulated
                            Common Common on Additional During the Stock Stock Common Paid-In Development
                            Shares    Amount     Stock    Capital        Stage
                        ----------  --------  ----------  ---------  -----------

Inception,
 August 16, 1996                 -  $      -  $       -   $       -  $       -

Common stock issued for:
 Cash, February 1997,
 $.000008 per share     12,000,000    12,000    (11,900)          -          -
 Cash, April 1997,
 $.005 per share         4,000,000     4,000          -      16,000          -
 Cash, May and June
 1997, $.01 per share    3,300,000     3,300          -      29,700          -
 Services, March 1997,
 $.005 per share         1,020,000     1,020          -       4,080          -

Net loss                         -         -          -           -    (45,313)
                        ----------  --------  ----------  ---------  ----------


Balance, December
 31, 1997               20,320,000    20,320    (11,900)     49,780    (45,313)

Common stock issued for:
 Cash, February 1998,
 $.01 per share            700,000       700          -       6,300          -
 Cash, May and June
 1998, $.20 per share       57,500        57          -      11,443          -

Net loss                         -         -          -           -    (33,787)
                        ----------  --------  ----------  ---------  ----------


Balance, December
 31, 1998               21,077,500    21,077    (11,900)     67,523    (79,100)

Net loss                         -         -          -           -          -
                        ----------  --------  ----------  ---------  ----------


Balance, December
 31, 1999               21,077,500    21,077    (11,900)     67,523    (79,100)

Net loss                         -         -          -           -     (2,814)
                        ----------  --------  ----------  ---------  ----------


Balance, December
 31, 2000               21,077,500    21,077    (11,900)     67,523    (81,914)

Net loss                         -         -          -           -     (6,164)
                        ----------  --------  ----------  ---------  ----------


Balance, December
 31, 2001               21,077,500    21,077    (11,900)     67,523    (88,078)

Net loss                         -         -          -           -    (34,066)
                        ----------  --------  ----------  ---------  ----------


Balance, December
 31, 2002               21,077,500  $ 21,077  $ (11,900)  $  67,523  $(122,144)
                        ==========  ========  ==========  =========  ==========




The accompanying notes are an integral part of these statements.

Link2 Technologies, Inc.
(A Company in the Development Stage)
STATEMENTS OF CASH FLOWS
(EXPRESSED IN U.S. DOLLARS)


Years ended December 31, 2002 and 2001 and the period from Inception (August 16, 1996) to December 31, 2002




                                                         August 16, 1996
                                                       (date of inception)
                                                         to December 31,
                                   2002          2001          2002
--------------------------------------------------------------------------

OPERATIONS

Net loss                         $  (34,066)     (6,164)       (122,144)

Add item not affecting cash
 - shares issued for services             -           -           5,100
--------------------------------------------------------------------------

                                    (34,066)     (6,164)       (117,044)
Increase in accounts payable
 and accrued expenses                 4,079       1,000           6,079
--------------------------------------------------------------------------

Net cash used in operating
 activities                         (29,987)     (5,164)       (110,965)

FINANCING

Promissory notes issued for cash     15,000           -          15,000
Increase in amount due to
 shareholder                         14,987       5,164          24,365
Shares issued for cash                    -           -          71,600
--------------------------------------------------------------------------



Net cash provided by financing       29.987       5,164         110,965
--------------------------------------------------------------------------

Increase in cash                          -           -               -

Cash, beginning of year                   -           -               -
--------------------------------------------------------------------------

Cash, end of year                $        -           -               -
==========================================================================



The accompanying notes are an integral part of these statements.

Link2 Technologies, Inc.
(A Company in the Development Stage)
NOTES TO FINANCIAL STATEMENTS
(EXPRESSED IN U.S. DOLLARS)


Years ended December 31, 2002 and 2001


1.  NATURE OF OPERATIONS
--------------------------------------------------------------------------------

The Company was incorporated in the State of Nevada on August 16, 1996 and on April 24, 2001 changed its name from "Great Energy Corporation International" to Link2 Technologies, Inc.

The Company is currently in the development stage and has been in the process of investigating and evaluating new business opportunities. The Company is currently in the process of developing a three-dimensional ("3D") animation and digital effects studio that provides 3D animation and digital effects to the music video industry.

The Company has suffered recurring losses from operations and has a working capital deficiency of $30,444 (2001:$11,378) that raise substantial doubt about its ability to continue as a going concern. The continuation of the Company as a going concern is dependent upon the Company attaining profitable operations and raising funds. Management's plan in this regard is to raise additional funding through debt financing. The financial statements do not include any adjustment relating to the recovery and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company discontinue operations.


2.  SIGNIFICANT ACCOUNTING POLICIES
--------------------------------------------------------------------------------

Financial instruments - The Company's financial instruments consist of accounts payable and accrued expenses, amounts due to shareholder, and promissory notes. The amounts due to shareholder are interest free. It is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from its financial instruments and that their fair values approximate their carrying values, unless otherwise noted.

Income taxes - The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

Use of estimates in the preparation of financial statements - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reporting period. Actual results could differ from those estimates.

Revenue Recognition - Revenue is recognized when earned under the terms of the related contract.

Stock Split - On August 12, 2002, the Company effected a 2 for 1 stock split whereby each 1 share was exchanged for two newly issued shares. All references to shares and share prices, including retroactive treatment, reflect the split on the basis of the effective ratio.

Net loss per common share -Net loss per share of common stock is based on the weighted average number of shares of common stock outstanding, giving effect to the 2 for 1 stock split.


3.  DUE TO SHAREHOLDER
--------------------------------------------------------------------------------

Amounts due to shareholder are non-interest bearing with no specific terms of repayment.

Link2 Technologies, Inc.
(A Company in the Development Stage)
NOTES TO FINANCIAL STATEMENTS
(EXPRESSED IN U.S. DOLLARS)


Years ended December 31, 2002 and 2001


4.  PROMISSORY NOTES-RELATED PARTIES
--------------------------------------------------------------------------------

Promissory notes bear interest at 10%, are unsecured, and have no specific terms of repayment.


5.  INCOME TAXES
--------------------------------------------------------------------------------

At December 31, 2002, the Company had a federal net operating loss carryforward of approximately $122,000 that may be available to be applied against any future taxable income. This net operating loss carryforward may result in future income tax benefits of approximately $24,800, however, because realization is uncertain at this time, a valuation reserve in the same amount has been established.

Significant components of the Company's deferred tax liabilities and assets as of December 31, 2002 are as follows:


                                           2002           2001
-----------------------------------------------------------------

Deferred tax liabilities               $       -               -
=================================================================

Deferred tax assets:
  Net operating loss carryforwards     $  24,800          18,000
  Valuation allowance                    (24,800)        (18,000)
-----------------------------------------------------------------

                                       $       -               -
=================================================================

The  valuation  allowance for deferred tax assets was increased by $6,800 (2001:
$1,500)  during  the  year  ended  December  31,  2002.

The Company's net operating loss carryforwards, if not used, will expire as follows:

                        2012          $45,300
                        2018           33,800
                        2020            2,800
                        2021            6,100
                        2022           34,000

                        ---------------------
                        $             122,000
                        =====================

Loss carry forwards - The Company has non-capital loss carry forwards which may be available to offset against future taxable income. No future benefit of these losses has been recognized in these financial statements.


6.  RELATED PARTY TRANSACTION
--------------------------------------------------------------------------------

Consulting fees of $Nil (2001: $1,600) were paid to a director and shareholder of the Company. Total consulting fees paid to this director and shareholder since inception through December 31, 2002 were $37,295.


7.  SUBSEQUENT EVENT
--------------------------------------------------------------------------------

Subsequent to year end, promissory notes in the amount of $7,000 were issued for cash, under the same terms as those outlined in Note 4 above.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS



We  have  had  no  changes  in  or  disagreements  with  our  accountants.


                              Available Information

We have filed a registration statement on form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy
                             ------------------
statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be  found  on  this  site.


Until ______, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24.  Indemnification Of Directors And Officers

Our  officers  and  directors  are indemnified as provided by the Nevada Revised
Statutes  and  our  bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

     (1) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;
     (2) a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);
     (3) a transaction from which the director derived an improper personal profit; and
     (4)  willful  misconduct.

Our bylaws provide that Link2 may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except an action by or in the right of Link2, by reason of the fact that he is or was a director, officer, employee, or agent of Link2, or is or was serving at the request of Link2 as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit, or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Link2, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Our bylaws also provide that Link2 may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of Link2 to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of Link2, or is or was serving at the request of Link2 as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of Link2. Indemnification may not be made for any claim, issue, or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to Link2 or for amounts paid in settlement to Link2, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The bylaws provide that to the extent that a director, officer, employee, or agent of Link2 has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in the preceding two paragraphs, or in defense of any claim, issue, or matter therein, he must be indemnified by Link2 against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense. Any indemnification under the preceding two paragraphs, unless ordered by a court or advanced pursuant to the following paragraph, must be made by Link2 only as authorized in the specific case upon a determination that indemnification of the director, officer, employee, or agent is proper in the circumstances. The determination must be made:

          (i)  By  the  stockholders;

         (ii) By the Board of Directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

        (iii) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

         (iv) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Our bylaws also provide that the articles of incorporation, the bylaws, or an agreement made by Link2 may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by Line2 as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by Link2. The provisions of this paragraph do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

Our bylaws also provide that the indemnification and advancement of expenses authorized in or ordered by a court pursuant to the bylaws:

          (i) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to the bylaws or for the advancement of expenses made pursuant to the bylaws, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and was material to the cause of action.
          (ii) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors, and administrators of such a person.

Item 25.  Other Expenses Of Issuance And Distribution

The  estimated  costs  of  this  offering  are  as  follows:

Securities and Exchange Commission registration fee          $    84
Transfer Agent Fees                                          $ 1,000
Accounting fees and expenses                                 $ 2,000
Legal fees and expenses                                      $18,000
                                                             -------
Total                                                        $21,084
                                                             =======

--------------------------------------------------------------------------------
All  amounts  are  estimates,  other  than  the  Commission's  registration fee.

We are paying all expenses of the offering listed above. No portion of these expenses will be paid by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26.  Recent Sales Of Unregistered Securities

There have been no unregistered securities sold by Link2 within the last three years.

Item 27.  Exhibits


Exhibit
Number    Description
-------   --------------------
  3.1     Articles of Incorporation (1)
  3.2     By-Laws (1)
  5.1     Opinion of Cane & Company, LLC, with consent to use (1)
 10.1     Services Agreement dated August 21, 2002 (2)
 23.1     Consent of Spicer, Jeffries & Co., Independent Auditors

(1)  Previously  filed  as  an  exhibit  to the Form SB-2 on September 24, 2002.
(2) Previously filed as an exhibit to Amendment No. 1 on Form SB-2 November 5, 2002.


Item 28.  Undertakings

The  undersigned  registrant  hereby  undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Vancouver, Province of British Columbia, Canada on February 24, 2003.


                                        LINK2 TECHNOLOGIES, INC.

                                        By:  /s/ Robert Sawatsky
                                             _________________________
                                             Robert Sawatsky
                                             President and Sole Director
                                             (Principal Executive Officer)
                                             (Principal Financial Officer)
                                             (Principal Accounting Officer)